UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ________)*


AdvisorShares QAM Equity Hedge ETF
(Name of Issuer)


(Title of Class of Securities)


00768Y750
(CUSIP Number)


August 9, 2012
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule
pursuant to which this Schedule is filed:
      X??Rule 13d-1(b)
??Rule 13d-1(c)
?     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be ?filed? for the purpose of Section 18 of the Securities Exchange Act of 1934 (?Act?) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid
OMB control number.



13G
CUSIP No. 00768Y750
	Pa
ge 2 of 2

1.  Names of Reporting Persons.

The Voldeng Revocable Living Trust
2.  Check the Appropriate Box if a Member of a Group
(a) ?
(b) ?
3.  SEC Use Only
4.  Citizenship or Place of Organization
Tennessee
   Number of
Shares

Beneficially
   Owned by
   Each
Reporting
   Person
With:
5.  Sole Voting Power
10,000

6.  Shared Voting Power


7.  Sole Dispositive Power
10,000

8.  Shared Dispositive Power

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
10,100
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares       ?
11.  Percent of Class Represented by Amount in Row (9)
10.1%
12.  Type of Reporting Person
Revocable Family Trust

CUSIP No. 00768Y750
	Pa
ge 2 of 2

1.  Names of Reporting Persons.

The Brianna Rae Voldeng Gift Trust
2.  Check the Appropriate Box if a Member of a Group
(a) ?
(b) ?
3.  SEC Use Only
4.  Citizenship or Place of Organization
Tennessee
   Number of
Shares

Beneficially
   Owned by
   Each
Reporting
   Person
With:
5.  Sole Voting Power
100

6.  Shared Voting Power


7.  Sole Dispositive Power
100

8.  Shared Dispositive Power

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
10,100
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares       ?
11.  Percent of Class Represented by Amount in Row (9)
10.1%
12.  Type of Reporting Person
Family Gift Trust


13G
CUSIP No.  00768Y750

ITEM 1.
      (a) Name of Issuer:

	The name of the issuer to which this filing on Schedule 13G relates is AdvisorShares
	QAM Equity Hedge ETF. (the ?Company?)

      (b) Address of Issuer's Principal Executive Offices:

	The principal executive offices of the Company are 2
Bethesda Metro Center,
	Suite 1330, Bethesda, Maryland 20814

ITEM 2.
      (a) Name of Person Filing:

      Kurt Austin Voldeng is the Trustee of The Voldeng Revocable
Living Trust.

      (b) Address of Principal Business Office, or if None,
Residence:

	2910 Central Avenue, Memphis, TN 38111

      (c) Citizenship:

      The Voldeng Revocable Living Trust is a Tennessee family trust.

      (d) Title of Class of Securities:

	Common/Ordinary

      (e) CUSIP Number:

      The CUSIP number for the ordinary shares is 00768Y750.


ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b)
OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


(a)
[_]
Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)
[_]
Bank as defined in Section 3(a)(6) of the Act (15
U.S.C. 78c).

(c)
[_]
Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)
[_]
Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-
8).

(e)
[X]
An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f)
[_]
An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g)
[_]
A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

(h)
[_]
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.
1813);

(i)
[_]
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-
3);

(j)
[_]
Group, in accordance with ss.240.13d-
1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount beneficially owned:  10,000

      (b) Percent of class:  10.0%

      (c) Number of shares as to which such person has:

      	(i)  Sole power to vote or to direct the vote: 10,000

      	(ii) Shared power to vote or to direct the vote

      	(iii) Sole power to dispose or to direct the
disposition of:  10,000

      	(iv) Shared power to dispose or to direct the disposition of
ITEM 1.
      (a) Name of Issuer:

	The name of the issuer to which this filing on Schedule 13G relates is AdvisorShares
	QAM Equity Hedge ETF. (the ?Company?)

      (b) Address of Issuer's Principal Executive Offices:

	The principal executive offices of the Company are 2
Bethesda Metro Center,
	Suite 1330, Bethesda, Maryland 20814

ITEM 2.
      (a) Name of Person Filing:

      Kurt Austin Voldeng is the Trustee of The Brianna Rae
Voldeng Gift Trust.

      (b) Address of Principal Business Office, or if None,
Residence:

	2910 Central Avenue, Memphis, TN 38111

      (c) Citizenship:

      The Brianna Rae Voldeng Gift Trust is a Tennessee family gift trust.

      (d) Title of Class of Securities:

	Common/Ordinary

      (e) CUSIP Number:

      The CUSIP number for the ordinary shares is 00768Y750.


ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b)
OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


(a)
[_]
Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)
[_]
Bank as defined in Section 3(a)(6) of the Act (15
U.S.C. 78c).

(c)
[_]
Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)
[_]
Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-
8).

(e)
[X]
An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f)
[_]
An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g)
[_]
A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

(h)
[_]
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.
1813);

(i)
[_]
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-
3);

(j)
[_]
Group, in accordance with ss.240.13d-
1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount beneficially owned:  100

      (b) Percent of class:  0.10%

      (c) Number of shares as to which such person has:

      	(i)  Sole power to vote or to direct the vote: 100

      	(ii) Shared power to vote or to direct the vote

      	(iii) Sole power to dispose or to direct the
disposition of:  100

      	(iv) Shared power to dispose or to direct the disposition of

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d3(d)(1).



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

INSTRUCTION: Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

	Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE     SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY.

If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under
Item 3(g) and attach an exhibit stating the identity and the
Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

	Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP.

If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

	Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

	Not Applicable.




ITEM 10. CERTIFICATIONS.

      (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

"By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

      (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

"By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."



SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


_______________August 23, 2012_____________
(Date)

					The Voldeng Revocable Living Trust
___________/s/ Kurt A. Voldeng ? as Trustee______________
(Signature)

					Brianna Rae Voldeng Gift Trust
____________/s/ Kurt A. Voldeng ? as Trustee____________________
(Signature)



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.